                                                                    EXHIBIT 11



                    KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE

                                                Thirteen Weeks Ended
                               ----------------------------------------------------
                                        June 29,                    July 1,
                                         1996                       1995
                               ------------------------   -------------------------
                                               Fully                       Fully
                                 Primary      Diluted       Primary       Diluted
                               -----------  -----------   -----------   -----------
Net earnings.................  $ 9,109,000  $ 9,109,000   $ 4,679,000   $ 4,679,000
                               -----------  -----------   -----------   -----------
                               -----------  -----------   -----------   -----------
Weighted average number of
 common shares outstanding...   23,941,100   23,941,100    19,615,800    19,615,800

Excess of shares issuable
 upon exercise of stock
 options over shares deemed
 retired utilizing the
 treasury stock method.......    1,549,000    1,584,200       996,600     1,195,400
                               -----------  -----------   -----------   -----------
                                25,490,100   25,525,300    20,612,400    20,811,200
                               -----------  -----------   -----------   -----------
                               -----------  -----------   -----------   -----------
Earnings per share...........  $       .36  $       .36   $       .23   $       .23
                               -----------  -----------   -----------   -----------
                               -----------  -----------   -----------   -----------
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